UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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sTec, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 24, 2013, sTec, Inc. (the “Company”) distributed the following email communication to its employees in connection with the proposed acquisition of the Company by HGST, a wholly-owned subsidiary of Western Digital Corporation (“WDC”) through a merger pursuant to that certain agreement and plan of merger, dated as of June 23, 2013, by and among the Company, WDC and Lodi Ventures, Inc., a wholly-owned subsidiary of WDC (the “Merger”):

Dear sTec Employees:

As was just publicly announced, sTec has entered into an agreement with Western Digital (WDC) under which we will be acquired by HGST, a wholly-owned subsidiary of WDC. After careful and thorough consideration of the company’s strategic options, sTec’s Board of Directors, upon the unanimously recommendation of the Special Committee of the Board, unanimously approved the sale of the company to HGST, concluding that this is the best course of action for the company’s shareholders and its employees as the purchase price represents a compelling value to our shareholders and secures a strong future for the company. The offer of $6.85 per share in cash values sTec at approximately $340 million.

Management believes that this transaction is the most ideal path forward for the company and our employees. Despite facing enormous challenges presented to us in this ever-evolving market, you continue to show incredible dedication and talent, working very hard over the last several years to advance our core initiatives in R&D, sales and marketing and you have executed flawlessly in our manufacturing and global operations. We have built a world-class organization well-known in the industry for its pioneering efforts and innovative solutions.

When Manouch founded Simple Technology over 23 years ago, he could not have imagined the impact that this company would ultimately have on the storage industry and the number of high-caliber people he would have the pleasure of working alongside over the years. We thank you greatly for contributing so much to the company’s legacy.

As the market grows and changes, HGST represents an excellent partner. They offer an expansive platform through which we can proliferate our products and technologies, as well as a complementary effort in the development of advanced SSD products. They also have a strong commitment to growing their SSD business backed by a solid track record of investment in this area. sTec will now become an important contributor to HGST’s position in the enterprise SSD space and their organization will offer deep and broad career opportunities.

We expect the transaction to close later this year. But until that time, sTec will remain an independent company, and it is important that we remain focused on continuing to deliver the same high-quality products and service that our customers have come to expect from us. I have had the honor of working with many of you on a direct level, and I am confident that you will thrive at HGST. I appreciate your continued commitment and hard work as we look to close this transaction in the coming few months.

WD has notified us that their highest priority upon acquisition will be to capitalize on and retain our outstanding talent and successfully integrate our professionals into the HGST SSD team. Senior representatives from HGST will be onsite in Santa Ana over the next few days to discuss their vision for the company and answer any questions that you may have about the go-forward plan. That said, please do not hesitate to contact me if you have any questions or concerns.

Also, you may receive questions from media and other third parties. As a reminder, should you receive any inquiries from the media, please refer them to Jerry Steach, and inquiries from shareholders or financial analysts should be referred to Raymond Cook.

We appreciate your continued commitment to sTec and your contributions in making our company so successful. Thank you again for your continued support and dedication.

Sincerely,

—Mark

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This communication contains forward-looking statements regarding the proposed acquisition of the Company by HGST. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Although the Company believes that the forward-looking statements contained in this communication are reasonable, it can give no assurance that its expectations will be fulfilled. Certain factors that could cause actual events not to occur as expressed in the forward-looking statements include, but are not limited to, the failure to obtain the necessary approval of the Merger by the Company’s shareholders, litigation or adverse judgments relating to the Merger, failure to obtain antitrust clearance in a timely manner or at all, and the satisfaction of various other closing conditions contained in the merger agreement entered into with WDC.

Additional important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”) made from time to time, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Special attention is directed to the portions of those documents entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The information contained in this communication is a statement of the Company’s present beliefs and expectations. The Company may change its belief or expectation, at any time and without notice, based upon any changes in such factors, in the Company’s assumptions or otherwise. Except as required by law, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof, or to reflect the occurrence of unanticipated events.

Additional Information

In connection with the proposed Merger, the Company will file a proxy statement and other relevant documents concerning the transaction with the SEC. The Company’s shareholders are urged to read the proxy statement when available because it will contain important information about the Merger. Once filed with the SEC, a copy of the proxy statement and other relevant documents will be available on the SEC’s website at http://www.sec.gov and a copy may be obtained without charge upon request (by mail or telephone) to sTec, Inc., Attn: Corporate Secretary, 3001 Daimler Street, Santa Ana, California 92705-5812, telephone: (949) 476-1180, or from the “Investor Relations” section of the Company’s website, www.stec-inc.com.

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed Merger. Information regarding the Company’s directors and executive officers, including their ownership of common stock of the Company, can be found in the Company’s 2013 Annual Meeting proxy statement filed with the SEC on June 7, 2013. Shareholders will be able to obtain additional information regarding the Company’s directors and executive officers, including their interests, by reading the proxy statement and other relevant documents that the Company will file with the SEC when they become available.